Exhibit 99.1

NEWS RELEASE

For release October 13, 2005

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION ANNOUNCES

THIRD QUARTER COMMON STOCK DIVIDEND OF $0.08 PER SHARE AND FOURTH QUARTER SERIES A PREFERRED STOCK DIVIDEND OF $0.539063 PER SHARE

SANTA MONICA, California – (October 13, 2005) – Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its Board of Directors declared a quarterly Common Stock dividend of $0.08 per share for the third quarter of 2005. The Common Stock dividend is payable on November 10, 2005 to common stockholders of record as of the close of business on October 31, 2005.

The Company also announced that, in accordance with the terms of the Company’s 8.625% Series A Cumulative Preferred Stock, the Board of Directors also declared a preferred stock dividend of $0.539063 per share for the fourth quarter of 2005. The preferred stock dividend is payable on January 16, 2006 to preferred stockholders of record as of the close of business on December 30, 2005. The dividend reflects the accrual from October 1, 2005 to December 30, 2005, or 90 days of a 360 day year.

The Company also announced that its Board of Directors authorized an additional share repurchase program, permitting the Company to acquire an incremental 3,000,000 shares of its common stock, or approximately 6% of its total shares of common stock outstanding. Under the Company’s previously authorized repurchase program of 2,000,000 shares of common stock, the Company has repurchased 1,861,010 shares at an average cost of $8.72 per share. The shares are expected to be acquired at prevailing prices through open market transactions. The purchases are to be made subject to restrictions relating to volume, price and timing. The actual number and timing of share repurchases will be subject to market conditions and applicable Securities and Exchange Commission rules.

The Company also announced preliminary operating information for the quarter ending September 30, 2005. Estimated earnings per share for the third quarter is $0.07 per share. The weighted average coupon of our agency portfolio at September 30, 2005 was 4.57%. Relative to the Company’s agency MBS portfolio, the average interest rate on outstanding repurchase agreements was 3.37%. The average days to maturity related to our agency portfolio’s repurchase agreements was 100 days. The average amortized cost of our agency adjustable-rate portfolio is 102.1%. The average amortized cost of the agency fixed rate portfolio at September 30, 2005 was 101.6%. Unamortized net premium paid for our agency mortgage-backed securities was $91 million. Amortization of premium expense associated with our agency mortgage-backed securities was $11.6 million. The net unrealized loss, as of September 30, 2005, on our agency portfolio and associated swaps was $66 million. The percentage of our agency portfolio whose interest rate will reset within 12 months is to 33%. The percentage of our agency portfolio whose interest rate will reset between 12 months and 36 months is 40%. The percentage of our agency portfolio whose interest rate will reset between 36 months and 60 months is 18%. The percentage of our agency portfolio whose interest rate will not reset prior to maturity is 9%.

Also, Anworth’s wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, announced preliminary operating information for the quarter ending September 30, 2005. Belvedere’s return on average equity was 5.2%. At quarter end, Belvedere’s real estate loans were $2.9 billion. The average FICO score of Belvedere’s real estate loan portfolio was 725 and the average LTV was 72%. Belvedere’s real estate loans 60 or more days delinquent was 0.28% (as of August 31, 2005). Belvedere’s repurchase agreements outstanding were $487 million. The quarter end yield of Belvedere’s repurchase agreements was 3.55%. The percentage of Belvedere’s MTA loans was 38% of all real estate loans. The percentage of Belvedere’s hybrid loans was 43% of all real estate loans. Amortization of Belvedere’s premium expense was $5.7 million. Belvedere’s average equity capital was $107.5 million.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to its shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth acquires mortgage loans with a focus on high credit-quality jumbo adjustable-rate and hybrid first-lien single-family residential mortgage loans. Belvedere Trust and its subsidiaries securitize such mortgage loans for financing purposes and to sell mortgage-backed securities in the capital markets.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493

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